                            EXPENSE LIMIT AGREEMENT

   Expense Limit Agreement made as of May 1, 2006 and as revised on July 12, 2016 between Pioneer Investment Management, Inc. ("PIM"), on behalf of itself and its affiliate, Pioneer Funds Distributor, Inc. ("PFD"), and each of the Pioneer Funds listed on Annex A, as updated from time to time (each a "Fund").

   Whereas PIM and PFD wish to reduce the expenses of each Fund; and

   Whereas each Fund wishes to have PIM enter into such an agreement.

   Now therefore the parties agree as follows:

   SECTION 1 Special Class A Limitations. The expenses attributable to each class of shares of the Funds listed on Annex B, as updated from time to time, shall be reduced, if necessary, so that the Ordinary Operating Expenses (as defined below) of each Fund attributable to such class of shares do not exceed the percentage of average daily net assets attributable to the applicable class of shares of such Fund as set forth on Annex B. This expense limitation shall be effected first by PIM waiving and/or reimbursing transfer agency fees and expenses allocated to the applicable class of shares. If waiving transfer agency fees and expenses alone is not sufficient to achieve the expense limitation reflected in Annex B, PFD shall waive Rule 12b-1 fees attributable to the applicable class of shares. In the event that waiving transfer agency fees and expenses and Rule 12b-1 fees attributable to a class of shares is not sufficient to achieve the expense limitation reflected in Annex B, PIM shall reimburse other expenses or waive other fees ("Fund-Wide Expenses") to the extent necessary to further reduce the expenses attributable to that class of shares to the percentage of average daily net assets reflected in Annex B. In the event that PIM waives or reimburses any Fund-Wide Expenses, PIM also agrees to waive or reimburse the Fund-Wide Expenses attributable to any other authorized class of shares to the same extent that such expenses are reduced for the class of shares that required the reduction of Fund-Wide Expenses.

   SECTION 2 Amendment or Termination of Expense Limits. PIM may terminate or modify these expense limitations only in accordance with this Agreement. PIM agrees that the expense limitations set forth in Annex B shall continue in force until the date set forth with respect to each Fund (and class thereof) in Annex B; provided, that PIM may extend a date reflected in Annex B from time to time.

   SECTION 3 Termination of Expense Reimbursement Provisions. Notwithstanding anything to the contrary in any predecessor to this Agreement, PIM agrees that it shall not be entitled to be reimbursed for any expenses that PIM or PFD has waived or limited.

   SECTION 4 Ordinary Operating Expenses. For purposes of this Agreement, Ordinary Operating Expenses means all expenses of the Funds other than extraordinary expenses, such as litigation, taxes and brokerage commissions, and acquired fund fees and expenses.

   SECTION 5 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

   SECTION 6 Existing Agreements Superseded. In the case of each Fund, to the extent that this Agreement provides for expense limit arrangements for the same classes of the Fund to which an existing expense limit agreement relates (each an "Existing Agreement"), this Agreement shall supersede and replace the Existing Agreement.

   In witness whereof, the parties hereto have caused this Agreement to be signed as of the 12/th/ day of July, 2016.

                                          Each of the Funds Listed on Annex A.

                                          By:     /s/ Lisa M. Jones
                                                  ------------------------------
                                          Name:   Lisa M. Jones
                                          Title:  President

                                          PIONEER INVESTMENT MANAGEMENT, INC.

                                          By:     /s/ Gregg M. Dooling
                                                  ------------------------------
                                          Name:   Gregg M. Dooling
                                          Title:  Chief Financial Officer

                                                                        Annex A

Pioneer U.S. Corporate High Yield Fund (a series of Pioneer Series Trust V)

                                                                        Annex B

                                              Fiscal  Regular
                                               Year  Prospectus Expense
Fund                                    Class  End      Date     Limit    Term
----                                    ----- ------ ---------- ------- --------
Pioneer U.S. Corporate High Yield Fund    A    8/31    12/31     1.05%  12/31/17
                                          C    8/31    12/31     1.80%  12/31/17
                                          Y    8/31    12/31     0.75%  12/31/17